Exhibit (d)(2)

Confidential

April 6, 2017
Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, 42nd Floor
New York, NY 10019

Ladies and Gentlemen:

In connection with the consideration of a possible  transaction between Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Recipient Co.”), and WebMD Health Corp., a Delaware corporation (collectively with its direct or indirect subsidiaries,  the “Company”), such possible  transaction being hereinafter referred to as a “Transaction,” Recipient Co. may request from the Company, and the Company is prepared to make available to Recipient Co., certain information concerning the Company’s business, operations, employees, finances, assets and liabilities.  As a condition to such information being furnished, Recipient Co. agrees to, and to direct its Representatives (as defined below) to, treat any Evaluation Material (as defined below) and Transaction Information (as defined below) in accordance with the provisions of this letter agreement (“Agreement”), and to otherwise comply with the terms set forth herein (and with respect to Recipient Co.’s Representatives, the terms of this Agreement Applicable to Representatives).  For purposes of this Agreement, the term “Representatives” means Recipient Co.’s affiliates, but only to the extent that such persons (i) have received from, or been provided by, Recipient Co. access to Evaluation Material or Transaction Information or (ii) are acting on behalf of or on Recipient Co.’s direction in contravention of any term or provisions of this Agreement and its and their directors, officers, employees, agents or advisors, including, without limitation, attorneys, accountants, consultants, and financial advisors and any actual or potential source of financing (debt, equity or otherwise)(“Financing Sources”); provided any such Financing Source shall first be approved by the Company in writing prior to any disclosure of such information; and provided, further, that any such financial advisors, consultants or Financing Sources shall not also be, or at any time during the term of this Agreement become, a co-bidder or authorized to participate in the Transaction or effort to acquire the Company.  Therefore, Recipient Co. and the Company hereby agree as follows:

1.
The term “Evaluation Material” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, including any such information regarding existing or potential transactions or other relationships between the Company and third parties, which is obtained from or disclosed by the Company or its Representatives on or after the date hereof, in connection with the Transaction, to Recipient Co. or its Representatives, together with any notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by Recipient Co. or any of its Representatives to the extent they contain or reflect upon any information furnished by the Company or its Representatives pursuant hereto.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Recipient Co. or its Representatives that violates the terms of this Agreement or other obligation of confidentiality to the Company or any third party; (ii) is demonstrated by reasonable evidence to have been within the possession of Recipient Co. or its Representatives prior to it being furnished to it pursuant hereto, provided that such information is not known by Recipient Co. or such Representative (after reasonable inquiry) to be subject to another obligation of confidentiality to the Company or any third party in respect of such information; (iii) is or becomes available to Recipient Co. or its Representatives from a source other than the Company or any of its Representatives, provided that such information is not known by Recipient Co. or such Representatives (after reasonable inquiry) to be subject to another obligation of confidentiality to the Company or any third party in respect of such information; or (iv) is demonstrated (with reasonable evidence) to have been independently developed by Recipient Co. or others on its behalf without utilizing any Evaluation Material or otherwise violating the terms of this Agreement.

2.
Recipient Co. hereby agrees that Recipient Co. and its Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating or advising with respect to a possible Transaction between the Company and Recipient Co., and Recipient Co. and its Representatives shall keep the Evaluation Material confidential and not, except as otherwise permitted herein, disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) Recipient Co. may make any disclosure of such information to which the Company gives its prior written consent or, subject to and in compliance with paragraph 6 of this Agreement, and (ii) any of such information may be disclosed to Recipient Co.’s Representatives who (A) need to know such information for the  purpose of evaluating, negotiating or advising with respect to a possible Transaction with the Company and (B) are directed by the Recipient Co. to comply with the terms of this Agreement applicable to Representatives.  In any event, Recipient Co. shall be responsible for any breach of the applicable terms of this Agreement by any of its Representatives, and Recipient Co. agrees, at its sole expense, to take or maintain all commercially reasonable measures  designed to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material; provided that Recipient Co. will not be responsible for any such breach by any of its Representatives who is not one of Recipient Co.’s directors, officers or employees and who has agreed in a writing substantially in the form of Annex A attached hereto to be bound by the confidentiality and use provisions of this Agreement applicable to Representatives.  The Company will not (except to its Representatives) identify Recipient Co. by name or identifiable description as being involved in discussions or negotiations concerning this Agreement or the Transaction, provided that the Company may make such disclosure to the extent required by a Legal Requirement.  The term “person” as used in this Agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual.

3.
Recipient Co. agrees that, without the prior written consent of the Company, it and its Representatives will not disclose to any other person (other than to Recipient Co.’s Representatives in accordance with paragraph 2) the existence of this Agreement, the fact that the Evaluation Material has been made available to it, that discussions or negotiations are taking place concerning a possible Transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof) (all such information, the “Transaction Information”).  The term “person” as used in this Agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual.

4.
In furtherance of the agreements set forth in paragraphs 2 and 3 of this Agreement, Recipient Co. agrees that, without the prior written consent of the Company, Recipient Co. and its Representatives will not, (i) discuss with any actual or potential Financing Sources the availability of financing for a possible Transaction or (ii) disclose to any such actual or potential Financing Sources any Evaluation Material, the existence of this Agreement, the fact that the Evaluation Material has been made available to it, or that discussions or negotiations are taking place concerning a possible Transaction.

5.
Recipient Co. understands that the Company has the right, in its sole and absolute discretion, to determine what Evaluation Material to make available to Recipient Co. and that the Company reserves the right to adopt additional specific measures to protect the confidentiality of certain sensitive Evaluation Material.

6.
In the event that Recipient Co. or any of its Representatives is requested or required by law, regulation,  decree, order or legal, judicial or administrative process, including but not limited to an audit or examination by a regulatory authority or self-regulatory organization (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over Recipient Co. or a stock exchange on which its securities are traded) (any of the foregoing, a “Legal Requirement”) to disclose any of the Evaluation Material or Transaction Information, Recipient Co. or such Representative shall, except as prohibited by any Legal Requirement, provide the Company with prompt written notice (email to suffice) of any such request or requirement so that the Company may seek, at the Company’s expense, a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Recipient Co. or any of its Representatives is nonetheless legally required to disclose Evaluation Material or Transaction Information, Recipient Co. or its Representatives may disclose only that portion of the Evaluation Material or Transaction Information which Recipient Co.’s legal counsel (which may be internal counsel) advises is legally required to be disclosed, provided that Recipient Co. or such Representative shall exercise its commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Transaction Information, as applicable, including by cooperating with the Company, at the Company’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Transaction Information, as applicable.  Notwithstanding the foregoing, Recipient Co. and its Representatives need not provide such notice, and may disclose such Evaluation Material in connection with any regulatory authorities or self-regulatory organizations having supervisory jurisdiction over Recipient Co. or such Representatives during the course of any regulatory audit or examination not specifically directed at the Evaluation Material, the Company or the Transaction.

7.

a.
Recipient Co. hereby represents and warrants that it is not acting as a broker for, or Representative of, any other person in connection with the Transaction, and is considering the Transaction only for its own account and for the account of its controlled affiliates.  Except with the prior written consent of the Company, Recipient Co. agrees that (i) it will not act as a joint bidder or co-bidder with any other person with respect to the Transaction, and (ii) neither Recipient Co. nor any of its Representatives (to the extent they are acting on Recipient Co.’s behalf) will enter into any discussions, negotiations, agreements, arrangements or understandings (whether written or oral) with any other person regarding the Transaction or any other similar transaction to acquire the Company or its subsidiaries, other than the Company and its Representatives and Recipient Co.’s Representatives (to the extent permitted by this Agreement).

b.
Recipient Co. hereby represents and warrants that neither it nor any of its Representatives (to the extent that they are acting on Recipient Co.’s direction or encouragement) have entered into any agreement, arrangement or understanding (whether written or oral) that would restrict the ability of any other person to provide financing (debt, equity or otherwise) to any other person for the Transaction or any other similar transaction to acquire the Company or its subsidiaries, and Recipient Co. hereby agrees that neither it nor any of its Representatives (to the extent they are acting on Recipient Co.’s behalf) will enter into any such agreement or directly or indirectly restrict the ability of any other person to provide any such financing; provided, however, that any customary “tree” arrangements with financial institutions or other debt financing sources by which a deal team at each institution works on obtaining or providing potential debt financing for Recipient Co. and/or its Representatives for a Transaction (and is not permitted to work on obtaining or providing potential financing for any other bidder pursuing a Transaction) but other deal teams at such institution may work on obtaining or providing potential debt financing for other bidders pursuing a Transaction, shall not be deemed to so restrict such debt financing source.

8.
At any time upon the written request of the Company for any reason, Recipient Co. will promptly (and in no event later than ten business days after such request) deliver to the Company or (at Recipient Co.’s option) destroy all Evaluation Material (and all copies thereof) furnished to Recipient Co. or its Representatives by or on behalf of the Company pursuant hereto and Recipient Co. and its Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material.  In the event of such a request, all Evaluation Material prepared by Recipient Co. or its Representatives shall be destroyed and no copy thereof (including Evaluation Material stored in any computer or similar device) shall be retained and such destruction shall, upon the Company’s written request, be confirmed in writing (email to suffice) to the Company by an authorized person; provided, that Recipient Co. and its Representatives shall not be required to delete Evaluation Material from back-up, archival electronic storage, provided that (i) Recipient Co. and its Representatives’ personnel whose functions are not primarily information technology in nature do not access such retained copies and (ii) Recipient Co. and its Representatives’ personnel whose functions are primarily information technology in nature access such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery).  Notwithstanding the foregoing, Recipient Co. and its Representatives (i) will be permitted to retain copies of such Evaluation Material in accordance with policies and procedures implemented by such persons in order to comply with applicable law, regulation, professional standards or internal bona fide document retention policy (established prior to the date hereof). Notwithstanding such return, destruction or retention of the Evaluation Material, Recipient Co. and its Representatives will continue to be bound by its and their respective obligations of confidentiality and other obligations hereunder.

9.
Recipient Co. acknowledges and agrees that it is aware (and will advise its Representatives) that (i) the Evaluation Material being furnished to it or its Representatives may contain material, non-public information regarding the Company or third parties and (ii) the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

10.
To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

11.
Recipient Co. agrees that all communications regarding a possible Transaction involving the Company, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible Transaction, will be submitted or directed to the following individuals at J.P. Morgan Securities, LLC:  Ben Wallace, Managing Director (tel. (212) 622-2185, email benjamin.e.wallace@jpmorgan.com), or to such other person as is designated by the following officers of the Company: Jason Holden, Senior Vice President and Head of Corporate Development, or Tony Vuolo, Senior Vice President.  Without the prior written consent of the Company, Recipient Co. will not initiate contact or communications regarding the Transaction with any person known by Recipient Co. to be an officer, employee, agent, supplier, distributor, customer, or securityholder of the Company; provided that Recipient Co. shall not be prohibited from any contacts made in the ordinary course of business nor from conducting market diligence so long as no  Evaluation Material is disclosed in connection therewith.

12.
In consideration of the Evaluation Material being furnished to it, Recipient Co. hereby agrees that, unless specifically invited in writing by the Board of Directors by the Company (it being understood that the execution of this Agreement does not constitute such an invitation), Recipient Co. will not and its “affiliates” ((as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who (i) have received or been provided access to Evaluation Material or Transaction Information or (ii) are acting on behalf of or on Recipient Co.’s direction in contravention of any term or provision of this letter agreement) and its and their Representatives (other than third-party Representatives to the extent such Representatives are not acting on behalf of Recipient Co. or such affiliate) will not for a period of eighteen months after the date of this Agreement, acting alone or as part of a group, directly or indirectly:  (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, or any assets or liabilities of the Company; (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management, the Board of Directors or policies of the Company; (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or place a representative on the Board of Directors of the Company or seek the removal of any director from the Board of Directors of the Company; (iv) enter into discussions, negotiations, arrangements, agreements or understandings with respect to, or otherwise form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company; (v) demand a copy of the Company’s stock ledger, list of stockholders or any other books and records of the Company, (vi) make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), the Transaction or any other transaction or proposed transaction of the type described in the foregoing clauses (i) through (iii) between the parties, any of the Company’s security holders or any of the Company’s affiliates, or any other merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the businesses, assets, liabilities, properties or securities of the Company or any subsidiary or affiliate of the Company, or any other extraordinary transaction involving the Company or any subsidiary or affiliate of the Company or any of their respective securities; (vii) enter into any discussions, negotiations, arrangements or understandings (whether written or oral) with any third party with respect to any of the foregoing clauses (i) through (vi); (viii) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing clauses (i) through (vi); (ix) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing actions described in clauses (i) through (vi); (x) take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this paragraph; (xi) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph 12 or (xii) contest the validity of this paragraph 12 or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this paragraph 12.

13.
In consideration of the Evaluation Material being furnished to it, Recipient Co. hereby agrees that, for a period of one year after the date hereof, neither it nor any of its controlled affiliates (who (i) have received or been provided access to Evaluation Material or Transaction Information or (ii) are acting on behalf of or on Recipient Co.’s direction in contravention of any term or provision of this letter agreement to) will solicit or employ any of the officers or employees of the Company (other than clerical or administrative personnel) without obtaining the prior written consent of the Company; provided; however, that the foregoing shall not prohibit Recipient Co. from: (i) soliciting employees through general job advertisements or similar notices that are not targeted specifically at the Company’s employees; (ii) hiring any employee that responds to such advertisement or similar notice, other than officers and other managerial employees of the Company and any other employees of the Company with whom Recipient Co. had contact with, or who become known to Recipient Co., in connection with its consideration of a possible Transaction; and (iii) soliciting and hiring employees whose employment with the Company or the relevant subsidiary has terminated (other than for cause) at least 6 months prior to the commencement of such solicitation.   Notwithstanding the foregoing, Recipient Co. shall not be in breach of this Agreement if Recipient Co. solicits any such employees through any recruiting firm that has not been directed to target the Company’s employees (provided that Recipient Co. shall not be permitted to hire such employees).

14.
Each party understands and agrees that no contract or agreement providing for any transaction involving the other shall be deemed to exist unless and until a final definitive agreement has been executed and delivered, and each hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any transaction involving the other unless and until the parties hereto shall have entered into a final definitive agreement. Recipient Co. acknowledges that neither the Company nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material or of any other information concerning the Company, or any use thereof.  The Company hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose, non-infringement and accuracy, and any warranties arising out of course of performance, course of dealing or usage of trade. Neither Recipient Co. nor its Representatives shall be entitled to rely on the accuracy or completeness of any Evaluation Material or of any other information concerning the Company, and neither the Company nor any of its Representatives shall have any liability to Recipient Co. or any of its Representatives resulting from Recipient Co.’s or any of its Representatives’ use of any Evaluation Material or any such other information concerning the Company.  Recipient Co. shall only be entitled to rely on such representations and warranties as may be made to it in a definitive agreement relating to the Transaction, when, as and if it is executed, subject to the terms and conditions of any such agreement.  Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties hereto has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction, except for the matters specifically agreed to herein.  Recipient Co. and its affiliates, directors, officers, employees, agents and advisors shall not make, and hereby waive in advance, any claims whatsoever against the Company or any of its affiliates, directors, officers, employees, agents or advisors with respect to, arising out of, or relating to, the possible Transaction, as a result of this Agreement or any other written or oral expression with respect to the possible Transaction, the participation of Recipient Co. in the process that may or may not result in the possible Transaction, the review, use or content of any Evaluation Material or any errors therein or omissions therefrom (including, without limitation, any conclusions that Recipient Co. or any of its Representatives derive from Evaluation Material), or any action taken or any inaction occurring in reliance on Evaluation Material.  Each party acknowledges and agrees that (i) the other party hereto reserves the right, in its sole and absolute discretion, to reject any and all proposals with regard to a transaction between the parties hereto, (ii) both parties reserve the right to terminate discussions and negotiations at any time and for any reason or no reason and (iii) this Agreement does not create any fiduciary duties or other similar duties between the parties.  For the purposes of this paragraph, the term “definitive agreement” shall not include this Agreement, an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance by the Company of any offer or bid on Recipient Co.’s part.

15.
Recipient Co. also acknowledges and agrees that (i) the Company and its Representatives may conduct the process that may or may not result in the possible Transaction in such manner as the Company, in its sole and absolute discretion, may determine (including, without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to Recipient Co.), (ii) the Company has not, as of the date hereof, authorized any such possible Transaction or any sale process and is evaluating all of its strategic alternatives, and (iii) the Company reserves the right to change, in its sole and absolute discretion, at any time and without notice to Recipient Co., the procedures relating to the Company’s and Recipient Co.’s consideration of the possible Transaction regardless of whether such changes have been communicated by Recipient Co.  Each party hereto shall be responsible for its own costs and expenses in connection with the evaluation and negotiation of the possible Transaction.

16.
As between the Company and the Recipient Co., all Evaluation Material (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of the Company.  Recipient Co. does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this Agreement or any disclosure hereunder, except the limited right to use such Evaluation Material in accordance with the express provisions of this Agreement.  All rights of the Company relating to the Evaluation Material that are not expressly granted hereunder to Recipient Co. are reserved and retained by the Company.

17.
It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

18.
Each party represents to the other party that this Agreement is a valid and binding agreement that has been duly authorized, executed and delivered by it.  Each party agrees that it will not, directly or indirectly, contest the validity or enforceability of this Agreement on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any legal proceeding for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another person or otherwise.  Each party acknowledges that the provisions protecting the Company’s Evaluation Material and good will of its business set forth in this Agreement are fair and reasonable.  If any term, covenant, restriction or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, all other terms, covenants, restrictions and other provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.  If any term, covenant, restriction or other provision of this Agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties hereto agree that the court making such determination may modify such term, covenant, restriction or other provision in a manner consistent with its objectives such that it is enforceable, and in its modified form, such term, covenant, restriction or other provision will then be enforceable and will be enforced for all purposes contemplated by this Agreement.

19.
It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by a party hereto or any of its Representatives and that the non-breaching party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance (without the proof of actual damages), as a remedy for any such breach or to prevent breaches or threatened breaches of this Agreement.  The parties also agree that it and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such relief.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

20.
The Company is represented in the possible Transaction by the law firm Shearman & Sterling LLP (“S&S”).  By participating in the process for the possible Transaction and executing this Agreement, Recipient Co. is agreeing to waive any actual or potential conflict of interest that S&S may have as a result of S&S’s representation of the Company in the possible Transaction or other similar transaction.

21.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.  Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

22.
Neither party may assign its rights or obligations under this Agreement to any person or entity without the prior written consent of the other party; provided, that any purchaser of either or of all or substantially all of the assets of either party shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.  This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and permitted assigns. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof, and no modification of this Agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by both parties.  In the event of any conflict between the terms of this Agreement and the terms of any user, click-through or similar agreement with respect to any electronic, online or web-based data room established in connection with the Transaction, the terms of this Agreement shall prevail.  To the extent that the Company and Recipient Co. have any business relationships, other than what is covered by the subject matter of this Agreement, and have confidentiality obligations in connection with any such other business relationships, the parties hereto acknowledge that this Agreement does not change or supersede those confidentiality obligations, which will continue to remain in effect in accordance with their terms.

23.
This Agreement and the obligations of each of the parties under this Agreement shall remain in effect for a period of two years after the date of this Agreement, except as otherwise stated herein, at which time this Agreement shall terminate; provided that Recipient and its Representatives shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for five (5) years from the date hereof, provided further, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination, provided further, that, with respect to any Evaluation Material retained by Recipient Co. and its Representatives, the last two sentences of Section 8 will survive for five (5) years from the date hereof.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, taken together, shall be deemed to constitute one and the same instrument.  No such counterpart need contain the signatures of all parties to this Agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or similar electronic means, shall constitute effective execution and delivery of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, taken together, shall be deemed to constitute one and the same instrument.  No such counterpart need contain the signatures of all parties to this Agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or similar electronic means, shall constitute effective execution and delivery of this Agreement.

24.
Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of any affiliate of Kohlberg Kravis Roberts & Co. L.P.; provided that Evaluation Material is not disclosed to directors, officers or employees of such affiliate, other than to (x) compliance personnel for compliance purposes and (y) non-compliance personnel who are directors or officers of, or function in a similar oversight role at, such affiliate, in the case of each of clause (x) and (y), as long as Evaluation Material is not otherwise disclosed to, or used by, such affiliate; provided, further that if Recipient Co. instructs, encourages or facilitates any affiliate to take any action that Recipient Co. is prohibited from taking by the terms of this Agreement, then such affiliate shall be deemed bound by this Agreement.

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Please confirm Recipient Co.’s agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between Recipient Co. and the Company.

Very truly yours,

WebMD Health Corp.

By:	/s/ Doug Wamsley
	Name:	Doug Wamsley
	Title:	Executive Vice President and Co-General Counsel

Accepted and agreed as of the date first written above:

Kohlberg Kravis Roberts & Co. L.P.

By:	/s/ James C. Momtazee

	Name:	James C. Momtazee

	Title:	Member

Annex A

Date: ___________

WebMD Health Corp.
[Address]

Kohlberg Kravis Roberts & Co. L.P.
 9 West 57th Street, 42nd Floor
New York, NY 10019

Ladies and Gentlemen:

Reference is made to the letter agreement, dated as of [date] (the “Agreement”), by and between WebMD Health Corp. and Kohlberg Kravis Roberts & Co. L.P. (“KKR”), a copy of which is attached hereto.  Capitalized terms that are used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

The undersigned acknowledges that it has received Evaluation Material or Transaction Information and, in consideration therefor, agrees to be bound by the provisions of the Agreement applicable to KKR’s “Representatives” as though the undersigned were a party thereto.

Very truly yours,

[NAME OF RECIPIENT]

By:
Name:
Title:

Acknowledged

WebMD Health Corp.

By:
Name:
Title:

Annex A